Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS THIRD-QUARTER 2015 FINANCIAL RESULTS
Net Interest Income Increases 22 Percent From Year-Ago Quarter to $175 Million
Private Education Loan Portfolio Grows 38 Percent From Year-Ago Quarter to $10.8 Billion
Private Education Loan Originations Increase 6 Percent From Year-Ago Quarter to $1.7 Billion

NEWARK, Del., Oct. 21, 2015 —  Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released third-quarter 2015 financial results that reflect growth from the year-ago quarter in net interest income, private education loan portfolio size and private education loan originations. Net interest income increased 22 percent from the year-ago quarter to $175 million, primarily due to a 38-percent increase in the private education loan portfolio, which totaled $10.8 billion at Sept. 30, 2015. Private education loan originations increased 6 percent from the year-ago quarter to $1.7 billion.
“More students and families relied on Sallie Mae to help make college happen as we continue to execute on the business model we established just over a year ago,” said Raymond J. Quinlan, Chairman and CEO. “We recently completed the build-out of our loan origination platform, and we are on track to hit our target of $4.3 billion in high-quality originations for the year. We also continue to reap strong returns on our investments to improve the customer experience, as evidenced by positive trends in customer satisfaction.”
For the third-quarter 2015, GAAP net income was $46 million ($.09 diluted earnings per share), compared with $83 million ($.18 diluted earnings per share) in the year-ago quarter. The year-over-year decrease was primarily attributable to an $85-million decrease in gains on sales of loans, a $7-million increase in total expenses and a $12-million increase in provisions for loan losses, which were offset by a $31-million increase in net interest income and a $37-million decrease in income tax expense.
Third-quarter 2015 results vs. third-quarter 2014 included:

•	Private education loan originations of $1.7 billion, up 6 percent.

•	Net interest income of $175 million, up 22 percent.

•	Net interest margin of 5.36 percent, up 11 basis points.

•	Average private education loans outstanding of $9.9 billion, up 33 percent.

•	Average yield on the private education loan portfolio was 7.87 percent, down 33 basis points.

•	Private education loan provision for loan losses was $27 million, up $12 million.

•	Loans in forbearance were 3.1 percent of private education loans in repayment and forbearance.

•	Delinquencies as a percentage of private education loans in repayment were 1.9 percent.
In connection with the Navient Corporation spin-off, the company changed its policy to charge off loans after 120 days of delinquency and changed its loss confirmation period from two years to one year to reflect both the shorter charge-off policy and its related servicing practices. Consequently, many of the pre-spin-off, historical credit indicators and period-over-period trends are not comparable and may not be indicative of future performance. To date, however, the company has not experienced an increase in losses as a result of the shortened charge-off period. The company has lowered its 2015 outlook for private education loan provision for loan losses based, in part, on the experience to date.
Core earnings for the quarter were $47 million ($.10 diluted earnings per share), compared with $79 million ($.17 diluted earnings per share) in the year-ago quarter. Sallie Mae provides core earnings because it is one of several measures used to evaluate management performance. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company's interest rate risk management strategy. Third-quarter 2015 GAAP results included $1 million of pre-tax losses from derivative accounting treatment that are excluded from core earnings results vs. $7 million of pre-tax gains in the year-ago quarter.
Total Expenses
Total expenses were $94 million in third-quarter 2015 (including $1 million of reorganization expenses), compared with $87 million in the year-ago quarter (including $14 million of reorganization expenses). The increase is primarily due to the higher costs of establishing a stand alone company, servicing of higher loan volumes and peak origination season processing costs. The company also continues to make investments in its servicing platform to improve customer service, such as expanding weekend service hours and improving response times.
Income Tax Expense
The effective income tax rate decreased to 28.2 percent in third-quarter 2015 from 39.8 percent in the year-ago quarter. The decrease was attributed to a release of reserves for uncertain tax positions and lower state tax rates as a result of the favorable outcome of several state tax matters.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered "well capitalized." At Sept. 30, 2015, Sallie Mae Bank’s regulatory capital ratios were as follows:

	Sept. 30, 2015	Well Capitalized Regulatory Requirements
Tier 1 leverage	12.2 percent	5.0 percent
Tier 1 risk-based capital	13.3 percent	8.0 percent
Total risk-based capital	14.1 percent	10.0 percent
Common equity Tier 1 capital	13.3 percent	6.5 percent

Deposits
Deposits at Sallie Mae totaled $10.6 billion at Sept. 30, 2015, compared with $9.2 billion at Sept. 30, 2014. The increase was primarily driven by growth in brokered money market deposits and brokered CDs.
Planned Private Education Loan Sale
Also today, the company announced plans to sell approximately $750 million of private education loans through a securitization transaction to qualified institutional buyers. The transaction will remove the principal balance of the loans backing the securitization trust from the company's balance sheet on the settlement date. Sallie Mae will continue to service the loans after they are transferred to the securitization trust. The company expects to sell these loans at an approximate 8 percent premium and expects to record a pre-tax gain of approximately $59 million on the sale, net of estimated closing adjustments and transaction costs. The transaction is expected to settle on or about Oct. 27, 2015, and will be reflected in the company's fourth quarter 2015 results.
Guidance
The company expects 2015 results to be as follows:

•	Full-year private education loan originations of $4.3 billion.

•	Full-year operating expenses of $353 million, plus an additional $7 million of reorganization expenses.

•	Full-year provision for private education loan losses of $83 million.

•	Full-year diluted core earnings per share of $.58.
***
Sallie Mae will host an earnings conference call tomorrow, Oct. 22, 2015, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 39858315 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available approximately two hours after the call’s conclusion and will remain available through Nov. 4, 2015, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 39858315.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 26, 2015) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures or breaches to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on the company's business; risks associated with restructuring initiatives; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; rates of prepayments on the loans it makes; changes in general economic conditions and the company's ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “GAAP Consolidated Earnings Summary -‘Core Earnings’” in the company’s Form 10-Q for the quarter ended September 30, 2015 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release, for a complete reconciliation between GAAP net income and “Core Earnings.”
Year-over-year private education loan portfolio performance continues to be affected by changes in the company’s business practices undertaken in connection with the Navient Corporation spin-off. Most notably, the company changed its policy to charge off loans after 120 days of delinquency and changed its loss confirmation period from two years to one year to reflect both the shorter charge-off policy and its related servicing practices. A loss confirmation period represents the expected period between a loss event and when management considers the debt to be uncollectible, taking into consideration account management practices that affect the timing of a loss, such as the usage of forbearance. Prior to the spin-off, Sallie Mae Bank also sold all loans past 90 days delinquent to an affiliate now owned by Navient Corporation. Consequently, many of the pre-spin-off, historical credit indicators and period-over-period trends are not comparable and may not be indicative of future performance.
***
Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@SallieMae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@SallieMae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data and percentages)	2015	2014	2015	2014

Net income attributable to SLM Corporation common stock	$40,811	$78,076	$169,833	$166,424
Diluted earnings per common share attributable to SLM Corporation	$0.09	$0.18	$0.39	$0.38
Weighted average shares used to compute diluted earnings per share	432,547	431,604	432,531	432,324
Return on assets	1.3%	2.9%	1.9%	2.1%
Operating efficiency ratio(1)	59.1%	32.5%	46.8%	38.7%

Other Operating Statistics
Ending Private Education Loans, net	$10,766,511	$7,779,422	$10,766,511	$7,779,422
Ending FFELP Loans, net	1,142,637	1,315,951	1,142,637	1,315,951
Ending total education loans, net	$11,909,148	$9,095,373	$11,909,148	$9,095,373

Average education loans	$11,030,313	$8,747,522	$10,759,781	$8,768,930

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(1) Our efficiency ratio is calculated as operating expense, excluding restructuring and other reorganization expenses, divided by net interest income (after provisions for loan losses) and other income.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September	December 31,
	2015	2014
Assets
Cash and cash equivalents	$1,281,797	$2,359,780
Available-for-sale investments at fair value (cost of $190,249 and $167,740, respectively)	190,944	168,934
Loans held for investment (net of allowance for losses of $104,203 and $83,842, respectively)	11,909,148	9,509,786
Restricted cash and investments	25,605	4,804
Other interest-earning assets	47,604	72,479
Accrued interest receivable	634,423	469,697
Premises and equipment, net	80,224	78,470
Acquired intangible assets, net	2,115	3,225
Tax indemnification receivable	200,704	240,311
Other assets	77,980	64,757
Total assets	$14,450,544	$12,972,243

Liabilities
Deposits	$10,610,879	$10,540,555
Short-term borrowings	710,005	—
Long-term borrowings	593,687	—
Income taxes payable, net	117,531	191,499
Upromise related liabilities	283,688	293,004
Other liabilities	137,420	117,227
Total liabilities	12,453,210	11,142,285

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million and 3.3 million shares issued, respectively, at stated value of $50 per share	165,000	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 430 million and 425 million shares issued, respectively	86,075	84,961
Additional paid-in capital	1,128,494	1,090,511
Accumulated other comprehensive loss (net of tax benefit of $14,847 and $7,186, respectively)	(23,515)	(11,393)
Retained earnings	281,761	113,066
Total SLM Corporation stockholders' equity before treasury stock	2,037,815	1,842,145
Less: Common stock held in treasury at cost: 4 million and 1 million shares, respectively	(40,481)	(12,187)
Total equity	1,997,334	1,829,958
Total liabilities and equity	$14,450,544	$12,972,243

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Loans	$205,274	$164,106	$598,417	$486,379
Investments	2,640	2,917	7,746	6,121
Cash and cash equivalents	987	1,180	2,568	3,145
Total interest income	208,901	168,203	608,731	495,645
Interest expense:
Deposits	29,110	24,177	86,961	67,842
Interest expense on short-term borrowings	1,951	—	4,719	—
Interest expense on long-term borrowings	2,398	—	2,398	—
Total interest expense	33,459	24,177	94,078	67,842
Net interest income	175,442	144,026	514,653	427,803
Less: provisions for loan losses	27,497	14,898	59,673	55,071
Net interest income after provisions for loan losses	147,945	129,128	454,980	372,732
Noninterest income:
Gains on sales of loans, net	—	85,147	76,874	120,963
(Losses) gains on derivatives and hedging activities, net	(547)	5,401	4,347	(4,821)
Other	10,455	5,461	29,374	28,826
Total noninterest income	9,908	96,009	110,595	144,968
Expenses:
Compensation and benefits	39,304	31,597	119,079	92,931
Other operating expenses	53,560	40,482	144,771	103,226
Total operating expenses	92,864	72,079	263,850	196,157
Acquired intangible asset impairment and amortization expense	370	1,150	1,110	4,145
Restructuring and other reorganization expenses	910	14,079	6,311	27,828
Total expenses	94,144	87,308	271,271	228,130
Income before income tax expense	63,709	137,829	294,304	289,570
Income tax expense	17,985	54,903	109,865	115,502
Net income	45,724	82,926	184,439	174,068
Less: net loss attributable to noncontrolling interest	—	—	—	(434)
Net income attributable to SLM Corporation	45,724	82,926	184,439	174,502
Preferred stock dividends	4,913	4,850	14,606	8,078
Net income attributable to SLM Corporation common stock	$40,811	$78,076	$169,833	$166,424

Basic earnings per common share attributable to SLM Corporation	$0.10	$0.18	$0.40	$0.39
Average common shares outstanding	426,019	423,079	425,384	424,187
Diluted earnings per common share attributable to SLM Corporation	$0.09	$0.18	$0.39	$0.38
Average common and common equivalent shares outstanding	432,547	431,604	432,531	432,324

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014

“Core Earnings” adjustments to GAAP:

GAAP net income attributable to SLM Corporation	$45,724	$82,926	$184,439	$174,502
Preferred stock dividends	4,913	4,850	14,606	8,078
GAAP net income attributable to SLM Corporation common stock	$40,811	$78,076	$169,833	$166,424

Adjustments:
Net impact of derivative accounting(1)	1,400	(6,571)	(1,501)	1,684
Net tax effect(2)	(397)	2,528	560	(636)
Total “Core Earnings” adjustments to GAAP	1,003	(4,043)	(941)	1,048

“Core Earnings” attributable to SLM Corporation common stock	$41,814	$74,033	$168,892	$167,472

GAAP diluted earnings per common share	$0.09	$0.18	$0.39	$0.38
Derivative adjustments, net of tax	0.01	(0.01)	0.00	0.01
“Core Earnings” diluted earnings per common share	$0.10	$0.17	$0.39	$0.39
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.